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                                                                   Exhibit 10.10

                                   OBJECTIVES

A.M. Castle & Co. has designed an Executive Incentive Plan to accomplish the following objectives:

- To focus the participant's behavior towards the achievement of the goals set by the Corporation.

-     To create a team environment that will reward outstanding performance.

                                   ELIGIBILITY

Executives are eligible to participate in the plan as recommended by the President & Chief Executive Officer and approved by the Board of Directors. An Executive must be employed by the Company for the entire calendar year to be eligible for a payment. No pro-rated payments will be made unless reviewed and approved by the President & Chief Executive Officer.

                              INCENTIVE OPPORTUNITY

Participants under this plan have the opportunity to earn a percentage of their annual base salary as an incentive. Specific eligibility percentages by position are reviewed on an annual basis. Any changes or deviations must be approved by the President & Chief Executive Officer.

                                 INCENTIVE GOALS

Castle pays incentive to Executive personnel to reward them for meeting and exceeding the Business Plans ("BPlan") as approved and adopted by Castle's Board of Directors. The BPlan is consistent with our Corporate focus, which is to increase the total return to our shareholders. The critical factors necessary for the Company to improve its overall performance continues to be net earnings and the efficient use of working capital.

The net earnings after tax and working capital goals are based on the BPlan that were recommended by the President & Chief Executive Officer and approved by the Board of Directors. The goals provide a realistic view of the products and the markets in which the Company participates.

                            KEY MEASUREMENT CRITERIA

Net earnings after tax and working capital will be the two measurement components for all Executives with the exception of the Vice Presidents in the Merchandising Group. The Vice presidents in the Merchandising Group will have a profit component specific to their responsibility. Each measurement will be calculated independently which means that participants can receive payment under one component while not attaining cut-in for the other components. The corridor for the plan components establish cut-in at 50% and maximum at 150% of the approved BPlan.

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                                                                   Exhibit 10.10

      NET EARNINGS AFTER TAX

      The net earnings after tax goal is based on the BPlan for the Corporation. Cut-in and maximum goals will be established based on the Board approved parameters. The Business Plan goal will be the midpoint of the corridor and will represent a 50% attainment of the maximum goal.

      WORKING CAPITAL

      The working capital component will be measured using two separate independent measurements, DSI and DSO. Each component's attainment is measured separately and is not contingent on the other to receive a payout.

                              DISCRETIONARY FEATURE

The president & Chief Executive Officer has the authority to grant additional discretionary incentive payments, or deny incentive payments based on special or unique circumstances that arise throughout the plan year.

                                   EMPLOYMENT

Participation in this plan does not guarantee employment. Payments from this plan are dependent on continued eligibility and employment with the Corporation.

The decision to award any incentives under the plan is reserved by the President & Chief Executive Officer. This includes individuals whose employment with the company is voluntarily or involuntarily terminated, or who retire during the calendar year.

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